Exhibit 99.1
NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2024
FISCAL 2024 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•Second quarter revenues were $2.59 billion, a 3% increase compared to $2.52 billion in the prior year, driven by growth at the Digital Real Estate Services, Dow Jones and Book Publishing segments
•Net income in the quarter was $183 million, compared to net income of $94 million in the prior year
•Second quarter Total Segment EBITDA was $473 million, compared to $409 million in the prior year
•In the quarter, reported EPS were $0.27 as compared to $0.12 in the prior year - Adjusted EPS were $0.26 compared to $0.14 in the prior year
•Dow Jones achieved its highest quarterly revenues and Segment EBITDA since its acquisition in 2007, driven by strength in professional information business revenues, which rose 13% compared to the prior year
•REA Group posted record quarterly revenues of $292 million, a 22% increase compared to the prior year, primarily driven by robust Australian residential performance
•Book Publishing revenues grew 4%, while Segment EBITDA increased 67%, driven by higher digital sales, which benefited from strong audiobooks performance, and improved return rates

NEW YORK, NY – February 7, 2024 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2023.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp again saw growth in both revenue and profitability this quarter as we continue to realize the collective benefit of our strategic shift to digital and subscription revenues, and away from sometimes volatile advertising revenues.

Our net income rose to $183 million from $94 million in the same quarter last year and our reported EPS was 27 cents, compared to 12 cents for the same period last year, driven by a 16% surge in Total Segment EBITDA. We had particularly robust results across the three core pillars of our business – Dow Jones, Book Publishing and Digital Real Estate Services – and believe there are strong prospects for further growth as difficult macro conditions ease in some of our markets.

We expect to be a core content provider for Generative AI companies, who need the highest quality, timely content to ensure the relevance and accuracy of their products. We patently prefer negotiation to litigation, courtship to courtrooms. But let’s be clear, in my view those who repurpose without approval are stealing and are undermining the very act of creativity – counterfeiting is not creating, and the AI world is replete with content counterfeiters.

I also want to draw attention to the plight of our colleague Evan Gershkovich, who continues to be unjustly detained in a Moscow prison, solely for being a highly professional journalist. We hope that justice will prevail and thank all who publicly, and not so publicly, have been working to secure his emancipation.”

SECOND QUARTER RESULTS

The Company reported fiscal 2024 second quarter total revenues of $2.59 billion, a 3% increase compared to $2.52 billion in the prior year period, primarily driven by higher Australian residential revenues at REA Group, continued strong growth in the professional information business at the Dow Jones segment, increased digital sales and improved returns due to better sell through of inventory at the Book Publishing segment and a $13 million, or 1%, positive impact from foreign currency fluctuations. The increase was partly offset by lower revenues at Move due to continued challenging housing market conditions in the U.S. and lower advertising revenues at the News Media segment. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) were up 2% compared to the prior year.

Net income for the quarter was $183 million, a 95% increase compared to net income of $94 million in the prior year, driven by higher Total Segment EBITDA, as discussed below, improved equity losses of affiliates and higher Other, net. These impacts were partially offset by higher income tax expense.

The Company reported second quarter Total Segment EBITDA of $473 million, a 16% increase compared to $409 million in the prior year primarily due to higher revenues, as discussed above, lower costs at the Book Publishing segment and gross cost savings related to the announced 5% headcount reduction initiative. The increase was partly offset by higher sports programming rights costs at the Subscription Video Services segment. Adjusted Total Segment EBITDA (as defined in Note 2) increased 14%.

Net income per share attributable to News Corporation stockholders was $0.27 as compared to $0.12 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.26 compared to $0.14 in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2023	2022	% Change	2023	2022	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$419	$386	9%	$822	$807	2%
Subscription Video Services	470	462	2%	956	964	(1)%
Dow Jones	584	563	4%	1,121	1,078	4%
Book Publishing	550	531	4%	1,075	1,018	6%
News Media	563	579	(3)%	1,111	1,132	(2)%
Other	—	—	—%	—	—	—%
Total Revenues	$2,586	$2,521	3%	$5,085	$4,999	2%

Segment EBITDA:
Digital Real Estate Services	$147	$128	15%	$269	$247	9%
Subscription Video Services	77	90	(14)%	170	201	(15)%
Dow Jones	163	139	17%	287	252	14%
Book Publishing	85	51	67%	150	90	67%
News Media	52	59	(12)%	66	77	(14)%
Other	(51)	(58)	12%	(105)	(108)	3%
Total Segment EBITDA	$473	$409	16%	$837	$759	10%

Digital Real Estate Services

Revenues in the quarter increased $33 million, or 9%, compared to the prior year, driven by strong performance at REA Group partly offset by lower revenues at Move. Segment EBITDA in the quarter increased $19 million, or

15%, compared to the prior year, primarily due to higher revenues at REA Group partly offset by lower revenues at Move and a $2 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 8% and 16%, respectively.

In the quarter, revenues at REA Group increased $52 million, or 22%, to $292 million, primarily driven by higher Australian residential revenues due to price increases, increased depth penetration, favorable geographic mix and an increase in national listings, as well as an increase from financial services. The increase was slightly offset by a $3 million, or 1%, negative impact from foreign currency fluctuations. Australian national residential buy listing volumes in the quarter increased 8% compared to the prior year, with listings in Sydney and Melbourne up 22% and 24%, respectively.

Move’s revenues in the quarter decreased $19 million, or 13%, to $127 million, primarily as a result of lower real estate revenues. Real estate revenues, which represented 82% of total Move revenues, decreased $17 million, or 14%, driven by the continued impact of the macroeconomic environment on the housing market, including higher mortgage rates, which has led to lower lead and transaction volumes. Revenues from the referral model, which includes the ReadyConnect Concierge℠ product, and the traditional lead generation product decreased due to these factors. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal second quarter was flat compared to the prior year at 66 million. Lead volume declined 7%, which was an improvement from the prior quarter rate.

Subscription Video Services

Revenues of $470 million in the quarter increased $8 million, or 2%, compared with the prior year, driven by higher revenues from Kayo and BINGE from increases in both volume and pricing, despite a more difficult Summer sports season and inflationary pressures, partially offset by the impact from fewer residential broadcast subscribers and a $6 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Revenues of $476 million increased 3% compared to the prior year. Foxtel Group streaming subscription revenues represented approximately 29% of total circulation and subscription revenues in the quarter, as compared to 26% in the prior year.

As of December 31, 2023, Foxtel’s total closing paid subscribers were over 4.3 million, flat compared to the prior year, as growth in streaming subscribers driven by Kayo and BINGE was offset by fewer residential broadcast subscribers. Broadcast subscriber churn in the quarter was flat compared to the prior year at 12.9%, despite the completion of Foxtel’s migration project of subscribers off cable. Broadcast ARPU for the quarter increased 3% year-over-year to A$86 (US$56).

	As of December 31,
	2023	2022
	(in 000's)
Broadcast Subscribers
Residential	1,273	1,401
Commercial	232	230
Streaming Subscribers (Total (Paid))
Kayo	1,183 (1,173 paid)	1,136 (1,126 paid)
BINGE	1,503 (1,471 paid)	1,439 (1,375 paid)
Foxtel Now	155 (150 paid)	183 (177 paid)

Total Subscribers (Total (Paid))	4,365 (4,317 paid)	4,414 (4,329 paid)

Segment EBITDA of $77 million in the quarter decreased $13 million, or 14%, compared with the prior year, which includes a $1 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Segment EBITDA of $78 million decreased 13% compared to the prior year, primarily due to higher sports programming rights costs driven mainly by contractual increases across AFL and NRL and $10 million of costs related to the upcoming launch of Hubbl partially offset by higher revenues and lower technology and marketing costs.

Dow Jones

Revenues in the quarter increased $21 million, or 4%, compared to the prior year, driven by growth in circulation and subscription revenues led by growth in professional information business products. Digital revenues at Dow Jones in the quarter represented 78% of total revenues compared to 76% in the prior year. Adjusted Revenues increased 3%.

Circulation and subscription revenues increased $24 million, or 6%, including a $3 million, or 1%, positive impact from foreign currency fluctuations. Professional information business revenues grew 13%, primarily due to 16% growth in Risk & Compliance revenues to $72 million and 15% growth in Dow Jones Energy revenues to $62 million. Circulation revenues were flat compared to the prior year, as the continued growth in digital-only subscriptions, which benefited from an increase in bundle offers, was offset by lower print volume. Digital circulation revenues accounted for 70% of circulation revenues for the quarter, compared to 69% in the prior year.

During the second quarter, total average subscriptions to Dow Jones’ consumer products were over 5.4 million, a 10% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 15%. Total subscriptions to The Wall Street Journal grew 7% compared to the prior year, to over 4.0 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 11% to over 3.5 million average subscriptions in the quarter, and represented 87% of total Wall Street Journal subscriptions.

	For the three months ended December 31,
	2023	2022	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,528	3,167	11%
Total subscriptions	4,052	3,780	7%
Barron’s Group
Digital-only subscriptions	1,104	894	23%
Total subscriptions	1,242	1,062	17%
Total Consumer
Digital-only subscriptions	4,746	4,139	15%
Total subscriptions	5,427	4,943	10%

Advertising revenues decreased $5 million, or 4%, primarily due to an 11% decline in print advertising revenues slightly offset by 1% growth in digital advertising revenues. Digital advertising accounted for 62% of total advertising revenues in the quarter, compared to 59% in the prior year.

Segment EBITDA for the quarter increased $24 million, or 17%, primarily as a result of the higher revenues discussed above. Adjusted Segment EBITDA increased 17%.

Book Publishing

Revenues in the quarter increased $19 million, or 4%, compared to the prior year, primarily driven by the increase in digital book sales and improved returns due to better sell through of inventory. Key titles in the quarter included The Pioneer Woman Cooks – Dinner’s Ready! by Ree Drummond, The Little Liar by Mitch Albom, Tom Lake by Ann Patchett and My Effin’ Life by Geddy Lee. Adjusted Revenues increased 2%. Digital sales increased 15%

compared to the prior year, driven by strong market growth for downloadable audiobook sales, as well as the contribution from a new Spotify partnership. Digital sales represented 21% of Consumer revenues for the quarter compared to 19% in the prior year with audiobooks accounting for approximately half of digital revenues. Backlist sales represented approximately 60% of consumer revenues in the quarter compared to 57% in the prior year.

Segment EBITDA for the quarter increased $34 million, or 67%, compared to the prior year, primarily driven by the higher revenues discussed above and lower manufacturing, freight and distribution costs driven by product mix and the absence of prior year supply chain challenges and inventory and inflationary pressures, partly offset by higher employee costs. Adjusted Segment EBITDA increased 65%.

News Media
Revenues in the quarter decreased $16 million, or 3%, as compared to the prior year, primarily driven by lower advertising revenues, partially offset by the $13 million, or 2%, positive impact from foreign currency fluctuations and higher circulation and subscription revenues. Within the segment, revenues at News Corp Australia decreased 6%, driven by lower advertising revenues, while News UK was flat as lower advertising revenues were offset by a 5% positive impact from foreign currency fluctuations and higher circulation and subscription revenues. Adjusted Revenues for the segment decreased 5% compared to the prior year.

Circulation and subscription revenues increased $12 million, or 5%, compared to the prior year, primarily due to a $7 million, or 3%, positive impact from foreign currency fluctuations, price increases and digital subscriber growth, partially offset by lower print volumes.

Advertising revenues decreased $24 million, or 9%, compared to the prior year, primarily due to lower digital advertising across the business units mainly driven by a decline in traffic at some mastheads due to platform related changes and lower print advertising at News Corp Australia. The decline was partially offset by a $5 million, or 2%, positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA decreased $7 million, or 12%, compared to the prior year, driven by lower revenues, as discussed above, partially offset by lower production costs at News UK driven by lower volume and newsprint prices and a $2 million, or 3%, positive impact from foreign currency fluctuations. Adjusted Segment EBITDA decreased 15%.

Digital revenues represented 38% of News Media segment revenues in the quarter, compared to 37% in the prior year, and represented 36% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of December 31, 2023 were 1,051,000 (940,000 for news mastheads), compared to 1,011,000 (924,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of December 31, 2023 were 575,000, compared to 550,000 in the prior year (Source: Internal data). The previously disclosed methodology change resulted in a 59,000 and 61,000 increase to the closing digital subscriber number at December 31, 2023 and 2022, respectively
•The Sun’s digital offering reached 143 million global monthly unique users in December 2023, compared to 194 million in the prior year (Source: Meta Pixel)
•New York Post’s digital network reached 124 million unique users in December 2023, compared to 141 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation:

	For the six months ended December 31,
	2023	2022
	(in millions)
Net cash provided by operating activities	$305	$161
Less: Capital expenditures	(236)	(217)
Free cash flow	69	(56)
Less: REA Group free cash flow	(134)	(96)
Plus: Cash dividends received from REA Group	44	50
Free cash flow available to News Corporation	$(21)	$(102)

Net cash provided by operating activities of $305 million for the six months ended December 31, 2023 was $144 million higher than $161 million in the prior year, primarily due to higher Total Segment EBITDA, as noted above, lower working capital and lower tax payments, partially offset by higher restructuring payments.

Free cash flow in the six months ended December 31, 2023 was $69 million compared to $(56) million in the prior year. Free cash flow available to News Corporation in the six months ended December 31, 2023 was $(21) million compared to $(102) million in the prior year. The improvement in both free cash flow and free cash flow available to News Corporation was primarily due to higher cash provided by operating activities, as mentioned above, partially offset by higher capital expenditures. Foxtel’s capital expenditures for the six months ended December 31, 2023 were $82 million compared to $84 million in the prior year.

Free cash flow and free cash flow available to News Corporation are non-GAAP financial measures. Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures, and free cash flow available to News Corporation is defined as free cash flow, less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow and free cash flow available to News Corporation may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Neither free cash flow nor free cash flow available to News Corporation represents the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends. The Company believes free cash flow available to News Corporation, which adjusts free cash flow to exclude REA Group’s free cash flow and include dividends received from REA Group, provides management and investors with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow.

OTHER ITEMS

Dividends

The Company declared today a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 10, 2024 to stockholders of record as of March 13, 2024.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues, free cash flow and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on February 7, 2024. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives, including announced headcount reductions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2023	2022	2023	2022
Revenues:
Circulation and subscription	$1,119	$1,085	$2,248	$2,196
Advertising	438	464	829	870
Consumer	527	512	1,029	979
Real estate	327	301	638	624
Other	175	159	341	330
Total Revenues	2,586	2,521	5,085	4,999
Operating expenses	(1,281)	(1,294)	(2,554)	(2,567)
Selling, general and administrative	(832)	(818)	(1,694)	(1,673)
Depreciation and amortization	(179)	(174)	(350)	(353)
Impairment and restructuring charges	(13)	(19)	(51)	(40)
Equity losses of affiliates	(1)	(29)	(3)	(33)
Interest expense, net	(25)	(26)	(48)	(53)
Other, net	22	(6)	(13)	(24)
Income before income tax expense	277	155	372	256
Income tax expense	(94)	(61)	(131)	(96)
Net income	183	94	241	160
Net income attributable to noncontrolling interests	(27)	(27)	(55)	(53)
Net income attributable to News Corporation stockholders	$156	$67	$186	$107

Weighted average shares outstanding:
Basic	572	576	572	579
Diluted	574	578	574	581

Net income attributable to News Corporation stockholders per share:
Basic	$0.27	$0.12	$0.33	$0.18
Diluted	$0.27	$0.12	$0.32	$0.18

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of December 31, 2023	As of June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,724	$1,833
Receivables, net	1,516	1,425
Inventory, net	297	311
Other current assets	466	484
Total current assets	4,003	4,053

Non-current assets:
Investments	424	427
Property, plant and equipment, net	1,985	2,042
Operating lease right-of-use assets	1,007	1,036
Intangible assets, net	2,423	2,489
Goodwill	5,214	5,140
Deferred income tax assets, net	305	393
Other non-current assets	1,320	1,341
Total assets	$16,681	$16,921

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$243	$440
Accrued expenses	1,095	1,123
Deferred revenue	510	622
Current borrowings	58	27
Other current liabilities	878	953
Total current liabilities	2,784	3,165

Non-current liabilities:
Borrowings	2,984	2,940
Retirement benefit obligations	136	134
Deferred income tax liabilities, net	129	163
Operating lease liabilities	1,090	1,128
Other non-current liabilities	456	446
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,334	11,449
Accumulated deficit	(1,958)	(2,144)
Accumulated other comprehensive loss	(1,200)	(1,247)
Total News Corporation stockholders' equity	8,182	8,064
Noncontrolling interests	920	881
Total equity	9,102	8,945
Total liabilities and equity	$16,681	$16,921

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the six months ended December 31,
	2023	2022
Operating activities:
Net income	$241	$160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	350	353
Operating lease expense	48	57
Equity losses of affiliates	3	33
Cash distributions received from affiliates	3	5
Impairment charges	24	—
Deferred income taxes and taxes payable	67	17
Other, net	13	24
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(69)	(351)
Inventories, net	50	(11)
Accounts payable and other liabilities	(425)	(126)
Net cash provided by operating activities	305	161
Investing activities:
Capital expenditures	(236)	(217)
Acquisitions, net of cash acquired	(20)	(15)
Investments in equity affiliates and other, net	(22)	(92)
Proceeds from property, plant and equipment and other asset dispositions	—	8
Other, net	—	(21)
Net cash used in investing activities	(278)	(337)
Financing activities:
Borrowings	1,049	407
Repayment of borrowings	(1,044)	(462)
Repurchase of shares	(56)	(178)
Dividends paid	(85)	(89)
Other, net	(8)	10
Net cash used in financing activities	(144)	(312)
Net change in cash and cash equivalents	(117)	(488)
Cash and cash equivalents, beginning of period	1,833	1,822
Effect of exchange rate changes on cash and cash equivalents	8	(6)
Cash and cash equivalents, end of period	$1,724	$1,328

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income to Total Segment EBITDA for the three and six months ended December 31, 2023 and 2022:

	For the three months ended December 31,
	2023	2022	Change	% Change
	(in millions)
Net income	$183	$94	$89	95%
Add:
Income tax expense	94	61	33	54%
Other, net	(22)	6	(28)	**
Interest expense, net	25	26	(1)	(4)%
Equity losses of affiliates	1	29	(28)	(97)%
Impairment and restructuring charges	13	19	(6)	(32)%
Depreciation and amortization	179	174	5	3%
Total Segment EBITDA	$473	$409	$64	16%

	For the six months ended December 31,
	2023	2022	Change	% Change
	(in millions)
Net income	$241	$160	$81	51%
Add:
Income tax expense	131	96	35	36%
Other, net	13	24	(11)	(46)%
Interest expense, net	48	53	(5)	(9)%
Equity losses of affiliates	3	33	(30)	(91)%
Impairment and restructuring charges	51	40	11	28%
Depreciation and amortization	350	353	(3)	(1)%
Total Segment EBITDA	$837	$759	$78	10%

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2023 and 2022:

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2023	2022	Difference	2023	2022	Difference
	(in millions)			(in millions)
As reported	$2,586	$2,521	$65	$473	$409	$64
Impact of acquisitions	(5)	—	(5)	—	6	(6)
Impact of foreign currency fluctuations	(13)	—	(13)	—	—	—
Net impact of U.K. Newspaper Matters	—	—	—	2	3	(1)
As adjusted	$2,568	$2,521	$47	$475	$418	$57

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2023	2022	Difference	2023	2022	Difference
	(in millions)			(in millions)
As reported	$5,085	$4,999	$86	$837	$759	$78
Impact of acquisitions	(12)	—	(12)	(1)	6	(7)
Impact of foreign currency fluctuations	1	—	1	8	—	8
Net impact of U.K. Newspaper Matters	—	—	—	5	9	(4)
As adjusted	$5,074	$4,999	$75	$849	$774	$75

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three and six months ended December 31, 2023 and 2022 are as follows:

	Fiscal Year 2024
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.65	$0.65
U.S. Dollar per British Pound Sterling	$1.27	$1.24

	Fiscal Year 2023
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.68	$0.66
U.S. Dollar per British Pound Sterling	$1.17	$1.17

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2023 and 2022 are as follows:

	For the three months ended December 31,
	2023	2022	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$418	$386	8%
Subscription Video Services	476	462	3%
Dow Jones	581	563	3%
Book Publishing	543	531	2%
News Media	550	579	(5)%
Other	—	—	—%
Adjusted Total Revenues	$2,568	$2,521	2%

Adjusted Segment EBITDA:
Digital Real Estate Services	$149	$128	16%
Subscription Video Services	78	90	(13)%
Dow Jones	163	139	17%
Book Publishing	84	51	65%
News Media	50	59	(15)%
Other	(49)	(49)	—%
Adjusted Total Segment EBITDA	$475	$418	14%

	For the six months ended December 31,
	2023	2022	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$829	$807	3%
Subscription Video Services	983	964	2%
Dow Jones	1,114	1,078	3%
Book Publishing	1,057	1,018	4%
News Media	1,091	1,132	(4)%
Other	—	—	—%
Adjusted Total Revenues	$5,074	$4,999	2%

Adjusted Segment EBITDA:
Digital Real Estate Services	$277	$247	12%
Subscription Video Services	175	201	(13)%
Dow Jones	286	252	13%
Book Publishing	146	90	62%
News Media	65	77	(16)%
Other	(100)	(93)	(8)%
Adjusted Total Segment EBITDA	$849	$774	10%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2023 and 2022:

	For the three months ended December 31, 2023
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$419	$(4)	$3	$—	$418
Subscription Video Services	470	—	6	—	476
Dow Jones	584	—	(3)	—	581
Book Publishing	550	(1)	(6)	—	543
News Media	563	—	(13)	—	550
Other	—	—	—	—	—
Total Revenues	$2,586	$(5)	$(13)	$—	$2,568

Segment EBITDA:
Digital Real Estate Services	$147	$—	$2	$—	$149
Subscription Video Services	77	—	1	—	78
Dow Jones	163	—	—	—	163
Book Publishing	85	—	(1)	—	84
News Media	52	—	(2)	—	50
Other	(51)	—	—	2	(49)
Total Segment EBITDA	$473	$—	$—	$2	$475

	For the three months ended December 31, 2022
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$386	$—	$—	$—	$386
Subscription Video Services	462	—	—	—	462
Dow Jones	563	—	—	—	563
Book Publishing	531	—	—	—	531
News Media	579	—	—	—	579
Other	—	—	—	—	—
Total Revenues	$2,521	$—	$—	$—	$2,521

Segment EBITDA:
Digital Real Estate Services	$128	$—	$—	$—	$128
Subscription Video Services	90	—	—	—	90
Dow Jones	139	—	—	—	139
Book Publishing	51	—	—	—	51
News Media	59	—	—	—	59
Other	(58)	6	—	3	(49)
Total Segment EBITDA	$409	$6	$—	$3	$418

	For the six months ended December 31, 2023
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$822	$(7)	$14	$—	$829
Subscription Video Services	956	—	27	—	983
Dow Jones	1,121	—	(7)	—	1,114
Book Publishing	1,075	(5)	(13)	—	1,057
News Media	1,111	—	(20)	—	1,091
Other	—	—	—	—	—
Total Revenues	$5,085	$(12)	$1	$—	$5,074

Segment EBITDA:
Digital Real Estate Services	$269	$1	$7	$—	$277
Subscription Video Services	170	—	5	—	175
Dow Jones	287	—	(1)	—	286
Book Publishing	150	(2)	(2)	—	146
News Media	66	—	(1)	—	65
Other	(105)	—	—	5	(100)
Total Segment EBITDA	$837	$(1)	$8	$5	$849

	For the six months ended December 31, 2022
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$807	$—	$—	$—	$807
Subscription Video Services	964	—	—	—	964
Dow Jones	1,078	—	—	—	1,078
Book Publishing	1,018	—	—	—	1,018
News Media	1,132	—	—	—	1,132
Other	—	—	—	—	—
Total Revenues	$4,999	$—	$—	$—	$4,999

Segment EBITDA:
Digital Real Estate Services	$247	$—	$—	$—	$247
Subscription Video Services	201	—	—	—	201
Dow Jones	252	—	—	—	252
Book Publishing	90	—	—	—	90
News Media	77	—	—	—	77
Other	(108)	6	—	9	(93)
Total Segment EBITDA	$759	$6	$—	$9	$774

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2023 and 2022:

	For the three months ended December 31, 2023		For the three months ended December 31, 2022
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$183		$94
Net income attributable to noncontrolling interests	(27)		(27)
Net income attributable to News Corporation stockholders	$156	$0.27	$67	$0.12
U.K. Newspaper Matters	2	0.01	3	0.01
Impairment and restructuring charges (a)	13	0.02	19	0.02
Other, net	(22)	(0.04)	6	0.01
Tax impact on items above	1	—	(12)	(0.02)
Impact of noncontrolling interest on items above	(1)	—	—	—
As adjusted	$149	$0.26	$83	$0.14
(a)During the three months ended December 31, 2023, the Company recognized non-cash impairment charges of $1 million at the News Media segment related to the write-down of fixed assets associated with the proposed combination of certain U.K. printing operations with those of a third party.

	For the six months ended December 31, 2023		For the six months ended December 31, 2022
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$241		$160
Less: Net income attributable to noncontrolling interests	(55)		(53)
Net income attributable to News Corporation stockholders	$186	$0.32	$107	$0.18
U.K. Newspaper Matters	5	0.01	9	0.02
Impairment and restructuring charges (a)	51	0.09	40	0.07
Other, net	13	0.02	24	0.04
Tax impact on items above	(18)	(0.03)	(27)	(0.05)
Impact of noncontrolling interest on items above	2	0.01	(1)	—
As adjusted	$239	$0.42	$152	$0.26
(a)During the six months ended December 31, 2023, the Company recognized non-cash impairment charges of $22 million at the News Media segment related to the write-down of fixed assets associated with the proposed combination of certain U.K. printing operations with those of a third party.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three and six months ended December 31, 2023:

	Q2 Fiscal 2023	Q2 Fiscal 2024	FX impact	Q2 Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,085	$1,119	$5	$1,114	3%	3%
Advertising	464	438	4	434	(6)%	(6)%
Consumer	512	527	6	521	3%	2%
Real estate	301	327	(2)	329	9%	9%
Other	159	175	—	175	10%	10%
Total revenues	$2,521	$2,586	$13	$2,573	3%	2%

Digital Real Estate Services:
Circulation and subscription	$3	$2	$—	$2	(33)%	(33)%
Advertising	33	32	—	$32	(3)%	(3)%
Real estate	301	327	(2)	$329	9%	9%
Other	49	58	(1)	$59	18%	20%
Total Digital Real Estate Services segment revenues	$386	$419	$(3)	$422	9%	9%

REA Group revenues	$240	$292	$(3)	$295	22%	23%

Subscription Video Services:
Circulation and subscription	$405	$404	$(5)	$409	—%	1%
Advertising	47	51	(1)	$52	9%	11%
Other	10	15	—	$15	50%	50%
Total Subscription Video Services segment revenues	$462	$470	$(6)	$476	2%	3%

	Q2 Fiscal 2023	Q2 Fiscal 2024	FX impact	Q2 Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Dow Jones:
Circulation and subscription	$417	$441	$3	$438	6%	5%
Advertising	131	126	—	$126	(4)%	(4)%
Other	15	17	—	$17	13%	13%
Total Dow Jones segment revenues	$563	$584	$3	$581	4%	3%

Book Publishing:
Consumer	512	527	6	$521	3%	2%
Other	19	23	—	$23	21%	21%
Total Book Publishing segment revenues	$531	$550	$6	$544	4%	2%

News Media:
Circulation and subscription	$260	$272	$7	$265	5%	2%
Advertising	253	229	5	$224	(9)%	(11)%
Other	66	62	1	$61	(6)%	(8)%
Total News Media segment revenues	$579	$563	$13	$550	(3)%	(5)%

News UK
Circulation and subscription	$129	$141	$8	$133	9%	3%
Advertising	83	76	4	$72	(8)%	(13)%
Other	26	22	1	$21	(15)%	(19)%
Total News UK revenues	$238	$239	$13	$226	—%	(5)%

News Corp Australia
Circulation and subscription	$107	$106	$(1)	$107	(1)%	—%
Advertising	113	96	(1)	$97	(15)%	(14)%
Other	32	34	—	$34	6%	6%
Total News Corp Australia revenues	$252	$236	$(2)	$238	(6)%	(6)%

	Q2 YTD Fiscal 2023	Q2 YTD Fiscal 2024	FX impact	Q2 YTD Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$2,196	$2,248	$(4)	$2,252	2%	3%
Advertising	870	829	3	826	(5)%	(5)%
Consumer	979	1,029	13	1,016	5%	4%
Real estate	624	638	(11)	649	2%	4%
Other	330	341	(2)	343	3%	4%
Total revenues	$4,999	$5,085	$(1)	$5,086	2%	2%

Digital Real Estate Services:
Circulation and subscription	$6	$5	$—	$5	(17)%	(17)%
Advertising	68	67	—	$67	(1)%	(1)%
Real estate	624	638	(11)	$649	2%	4%
Other	109	112	(3)	$115	3%	6%
Total Digital Real Estate Services segment revenues	$807	$822	$(14)	$836	2%	4%

REA Group revenues	$492	$553	$(14)	$567	12%	15%

Subscription Video Services:
Circulation and subscription	$830	$819	$(23)	$842	(1)%	1%
Advertising	111	113	(4)	$117	2%	5%
Other	23	24	—	$24	4%	4%
Total Subscription Video Services segment revenues	$964	$956	$(27)	$983	(1)%	2%

Dow Jones:
Circulation and subscription	$831	$877	$7	$870	6%	5%
Advertising	225	217	—	$217	(4)%	(4)%
Other	22	27	—	$27	23%	23%
Total Dow Jones segment revenues	$1,078	$1,121	$7	$1,114	4%	3%

Book Publishing:
Consumer	979	1,029	13	$1,016	5%	4%
Other	39	46	—	$46	18%	18%
Total Book Publishing segment revenues	$1,018	$1,075	$13	$1,062	6%	4%

	Q2 YTD Fiscal 2023	Q2 YTD Fiscal 2024	FX impact	Q2 YTD Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
News Media:
Circulation and subscription	$529	$547	$12	$535	3%	1%
Advertising	466	432	7	$425	(7)%	(9)%
Other	137	132	1	$131	(4)%	(4)%
Total News Media segment revenues	$1,132	$1,111	$20	$1,091	(2)%	(4)%

News UK
Circulation and subscription	$263	$285	$18	$267	8%	2%
Advertising	144	135	7	$128	(6)%	(11)%
Other	52	47	3	$44	(10)%	(15)%
Total News UK revenues	$459	$467	$28	$439	2%	(4)%

News Corp Australia
Circulation and subscription	$219	$213	$(6)	$219	(3)%	—%
Advertising	217	189	(5)	$194	(13)%	(11)%
Other	71	72	(2)	$74	1%	4%
Total News Corp Australia revenues	$507	$474	$(13)	$487	(7)%	(4)%